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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                        Contact:   Jeanne R. Berney
                                                          Rogers & Cowan
                                                          (310) 201-8848


                       SILVER CINEMAS CASTS LARRY D. HOHL
                              AS PRESIDENT AND CEO

  Hohl to run Dallas-based theater chain and all of its subsidiaries, including
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                                Landmark Theatres
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         DALLAS, TX, September 13, 1999--Silver Cinemas International, Inc. has
named Larry D. Hohl to the position of President and CEO of Silver Cinemas and all of its subsidiaries, including Landmark Theatres. The move was announced today by Jack Sullivan, Chairman of the Board of Silver.

         Hohl will assume many of the duties currently administered by Steve Holmes, the company's Chief Financial Officer and co-founder, who has been filling the position until a suitable leader could be found.

         "As our business continues to expand we were eager to bring on board someone with Larry's expertise," says Sullivan. "Steve Holmes, who will retain his responsibilities as CFO, has done an outstanding job helping us grow, and will continue to be very much involved with all of the company's operations."

         Hohl comes to the company with a strong management and marketing background, having served in senior management capacities with companies such as Nike, Pepsico, Pizza Hut, and Storage, USA. At Nike, Hohl was Vice President and General Manager of the worldwide retail business and was involved in the design, construction, marketing, merchandising, and operation of Niketown and Nike Factory Outlets.

         Most recently, Hohl served as Executive Vice President and Senior Operating Officer of Storage, USA, Inc., the second largest self-storage company in the country. Hohl also served 11 years in various senior management positions at Pepsico, Inc., finishing his run as Vice President and General Manager of Pizza Hut, North Atlantic Division. Hohl, a Phoenix native, attended the United States Air Force Academy, and graduated from Arizona State University's Business College.

         "I am enormously excited about getting involved with an industry that continues to grow in consumer popularity," says Hohl. "I expect that my experience with several multi-unit retail businesses will have considerable application to the challenges we are facing and the new opportunities we are creating at Silver Cinemas."


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         Silver Cinemas International, Inc., a Dallas-based company operating
105 theaters with 530 screens, continues to grow through acquisition and new theater construction, with a special emphasis on the burgeoning art house market. Landmark Theatres, a wholly owned subsidiary of Silver, currently operates 52 theaters representing 156 screens in 11 states, establishing the chain as the only art house exhibitor with a national presence. Landmark is building five new theaters across the country, including an eight-screen specialized complex in Washington, DC, a six-screen theater in Dallas' West Village, and artplexes in New York and Chicago.

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